Exhibit 99.(p)(4)

Code of Conduct/Ethics

Adopted: December, 2007

1.            General Provisions

1.1          Professional Responsibilities

Red Rocks is registered as an investment adviser with the State of Colorado pursuant to the provisions of Section 203 of the Investment Advisers Act of 1940. Red Rocks is dedicated to providing effective and proper professional investment management services to a wide variety of institutional advisory clients. Red Rocks’ reputation is a reflection of the quality of our employees and their dedication to excellence in serving our clients. To ensure these qualities and dedication to excellence, our employees must possess the requisite qualifications of experience, education, intelligence, and judgment necessary to effectively serve as investment management professionals. In addition, every employee is expected to demonstrate the highest standards of moral and ethical conduct for continued employment with Red Rocks.

When used herein, the term “client” includes any investment company, assets of which Red Rocks manages, co-manages or for which it otherwise provides portfolio management services, and to institutional investors for whom Red Rocks provides investment supervisory services or manages investment advisory accounts. The term also includes those clients for whom Red Rocks provides advice on matters not involving securities.

The SEC and the courts have stated that portfolio management professionals, including registered investment advisers, have a fiduciary responsibility to their clients. In the context of securities investments, fiduciary responsibility should be thought of as the duty to place the interests of the client before that of the person providing investment advice, and failure to do so may render the adviser in violation of the anti-fraud provisions of the Advisers Act. Fiduciary responsibility also includes the duty to disclose material facts that might influence an investor’s decision to purchase or refrain from purchasing a security recommended by the adviser or from engaging the adviser to manage the client’s investments. The SEC has made it clear that the duty of an investment adviser not to engage in fraudulent conduct includes an obligation to disclose material facts to clients whenever the failure to disclose such facts might cause financial harm. An adviser’s duty to disclose material facts is particularly important whenever the advice given to clients involves a conflict or potential conflict of interest between the employees of the adviser and its clients.

Under the amendment to Rule 17j-1 of the Investment Company Act of 1940, Red Rocks is required to adopt procedures reasonably necessary to prevent its employees from violating provisions of the Act with respect to personal securities trading.

In meeting its fiduciary responsibilities to our clients, Red Rocks has promulgated this Code of Conduct (the “Code”) regarding the purchase and/or sale of securities in the personal accounts of our employees or in those accounts in which our employees may have a direct or indirect beneficial interest.

It is also intended to resolve any misunderstanding between Red Rocks and our employees regarding such trading activities. In those situations where employees may be uncertain as to the intent or purpose of this Code, they are advised to consult with the Chief Compliance Officer (“CO”). The CO may under circumstances that are considered appropriate, or after consultation with the Management Committee (comprised of the Managing Members of Red Rocks), grant exceptions to the provisions contained in this manual only when it is clear that the interests of Red Rocks’ clients will not be adversely affected. All questions arising in connection with personal securities trading should be resolved in favor of the interest of the clients even at the expense of the interest of our employees. The Management Committee will satisfy themselves as to the adherence to this policy through periodic reports by the CO.

1.2          Failure to Comply with the Provisions of the Code - Sanctions

Strict compliance with the provisions of this Code shall be considered a basic condition of employment with Red Rocks. It is important that employees understand the reasons for compliance with this Code. Red Rocks’ reputation for fair and honest dealing with its clients and the investment community in general, has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the CO for any questions as to the application of this Code to their individual circumstances. Employees should also understand that a material breach of the provisions of this Code may constitute grounds for termination of employment with Red Rocks.

2.            Applicability of Restrictions and Procedures of this Code

2.1          Advisory Representatives

Rule 204A-1 of the Advisers Act requires generally that any partner, officer or director of Red Rocks, or any associate who makes, participates in making, or whose activities relate to making any recommendation as to the purchase and/or sale of securities must report his/her personal securities transactions not later than 10 calendar days following the end of each calendar quarter. Such persons are collectively defined under subparagraph (A) of this rule as “Advisory Representatives.” This reporting requirement also applies to any employee of Red Rocks who in the course of his/her duties with Red Rocks is privy to information about securities that are being considered by any advisory representative for purchase by our clients.

2.2          Access Persons

In addition to the provisions of Rule 204A-1 of the Advisers Act, Rule 17j-1 of the Investment Company Act requires that any director, officer, or general partner of a fund or of a fund’s investment adviser, or any employee of a fund or of a fund’s investment adviser who, in connection with his or her regular functions or duties, participates in the selection of a fund’s portfolio securities, or who has access to information regarding a fund’s future purchases or sales of portfolio securities must report his/her personal securities transactions not later than 10 calendar days following each calendar quarter. Under 17j-1 such persons are defined as “Access Persons.”

Inasmuch as Red Rocks is actively involved in managing the portfolios of the mutual funds and other nonaffiliated investment companies, as well as managing the investments of institutional clients, most of our employees fall under either the definition of “Advisory Representative” as given in the Advisers Act or “Access Person” under the Investment Company Act. For purposes of this Code all such employees of Red Rocks are hereafter collectively referred to as “Access Persons” and are subject to provisions of this Code. The Access Persons for Red Rocks are Adam Goldman and Mark Sunderhuse.

2.3          Associated Persons

Inasmuch as some of our employees are involved in purely administrative duties not involving investment advisory services, they are not considered to be Access Persons. However, certain activities under the Advisers Act and the Investment Company Act apply to all employees of Red Rocks. For those activities under the Advisers Act or the Investment Company Act or any provisions of this Code that apply to all employees of Red Rocks, the term” Associate” or “Associated Person” will be used to collectively describe such employees. For example, a computer specialist who is not otherwise involved in managing client accounts or providing investment advisory services, is nevertheless subject to the provisions of the Advisers Act, the Investment Company Act, and this Code with respect to trading on insider or privileged information.

3.            Securities Subject to the Provisions of this Code

3.1          Covered Securities

Section 202(a)(18) of the Advisers Act and Section 2(a)(36) of the Investment Company Act both define the term “Security” as follows:

[A]ny note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle, option or privilege entered into on a national securities exchange relating to a foreign currency, exchange traded fund or in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

For purposes of this Code, the term “Covered Securities” shall mean all such securities described above except:

•      Direct obligations of the United States;

•      Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

•      Shares of any registered open-end investment company (other than an exchange-traded fund (“ETF”)).

Although the term “Covered Securities” under the Advisers Act and the Investment Company Act represents an all-inclusive list of investment products, for purposes of this Code, the term will most often apply to those securities listed on any of the nationally recognized stock exchanges of the United States (i.e. New York Stock Exchange, American Stock Exchange, Chicago Stock Exchange, Pacific Stock Exchange, Philadelphia/Baltimore Stock Exchange, or the National Association of Securities Dealers Automated Quotation System (NASDAQ) market, etc.) However, if there is any question by an Access Person as to whether a security is “covered” under this Code, he/she should consult with the CO for clarification on the issue before entering any trade for his/her personal account.

In addition to the above restrictions, no Access Person shall purchase or sell any covered security for any account in which he/ she any beneficial interest, if:

•      Such security is being considered for purchase or sale by the Research Department even though no order(s) has been entered with Red Rocks;

•      There is any possible conflict of interest or appearance thereof. An Access Person may not execute a securities transaction in his/her account or in any account in which he/she has a beneficial interest in a direction contrary to that currently recommended by the Research Department, i.e., selling a security when the Research Department is recommending the purchase of that security or vice versa. However, this provision may be waived by the CO in special situations upon written request by the Access Person.

As discussed below, there are also restrictions on trading an “IPO” and a “Limited Offering.”  IPO means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act. Limited Offering means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

3.2          Securities not Subject to Restrictions

Security transactions in accounts in which the Access Person has a beneficial interest, but over which he/she has no direct or indirect influence or control, are not subject to the trading restrictions of this Section or the reporting requirements of sub-section 5.3. and 5.4 of this Code, however, the Access Person should advise the CO in writing, giving the name of the account, the person(s) or firm(s) responsible for its management, and the reason for believing that he/ she should be exempt from reporting requirements under this Code.

4.            Limitations on Personal Trading by Access Persons

Personal securities transactions by Access Persons are subject to the following trading restrictions:

4.1          Pre-clearance of Transactions

No Access Person may purchase or sell any Covered Security (including any IPO or Limited Offering) without first obtaining prior clearance from the CO. The CO may reject any proposed trade by an Access Person that (a) involves a security that is being purchased or sold by Red Rocks on behalf of any advisory client or is being considered for purchase or sale; (b) is otherwise prohibited under any internal policies of Red Rocks; (c) breaches the Access Person’s fiduciary duty to any advisory client; (d) is otherwise inconsistent with applicable law, including the Advisers Act, the Investment Company Act and the Employee Retirement Income Security Act of 1974; or (e) creates a conflict of interest or an appearance thereof.

It is the responsibility of the CO to determine for purposes of the application of the restrictions of this subparagraph which covered securities are being “considered” in accordance with guidelines developed by the President. As a result of such determination, a Restricted Stock List, based on current and upcoming recommendations of securities for purchase or sale will be distributed to each Access Person. It is the responsibility of each Access Person to review the list prior to placing any order for his/her personal account. See:  Exhibit 3, Personal Securities Trading Request and Authorization Form.

4.2          Black-Out Periods

No Access Person may purchase a security if he/she knows that a client of Red Rocks is selling that security or a related security, or has sold such a security within the past five (5) business days. No Access Person may sell a security if he/ she knows that a client of Red Rocks is purchasing that security or a related security, or has purchased such a security within the past five (5) business days.

4.3          Short Term Trading

No Access Person of Red Rocks may purchase and subsequently sell (or sell and purchase) the same security within any 60-day period, unless such transaction is approved in advance in writing by the CO, or unless such transaction is necessitated by an unexpected special circumstance involving the Access Person. The CO shall consider the totality of the circumstances, including whether the trade would involve a breach of any fiduciary duty, whether it would otherwise be inconsistent with applicable laws and Red Rocks’ policies and procedures, and whether the trade would create an appearance of impropriety. Based on his/her consideration of these issues, the CO shall have the sole authority to grant or deny permission to execute the trade.

4.4          Potential Conflicts in Trading by Access Persons for their own Accounts

In order to avoid any potential conflict of interest between Red Rocks and its clients, securities transactions for the accounts of Access Persons in the same security as that purchased/sold for advisory accounts or the Red Rocks mutual funds or any fund managed by Red Rocks, should be entered only after completion of all reasonably anticipated trading in that security for those accounts on any given day. If after completion of all anticipated trading for client accounts, a trade is executed for an Access Person’s personal account on that same day at a price better than that received by the client, the Access Person must notify the CO who will prepare a memorandum detailing the circumstances of the transaction. If after reviewing the transaction, the CO determines that a potential conflict of interest exists, he/she shall have the authority to make any necessary adjustments, including canceling and re-billing the transaction to such other account(s) as appropriate. Such memoranda and any corrective action taken will be recorded and maintained in Red Rocks’ compliance files.

5.            Securities Reporting by Access Persons

5.1          Application of the Code of Conduct to Access Persons of Red Rocks

The provisions of this Code apply to every security transaction, in which an Access Person of Red Rocks has, or by reason of such transaction acquires, any direct or indirect beneficial interest, in any account over which he/she has any direct or indirect influence or control. Generally, an Access Person is regarded as having a beneficial interest in those securities held in his or her name, the name of his or her spouse, and the names of his or her minor children who reside with him/her. An Access Person may be regarded as having a beneficial interest in the securities held in the name of another person (partnership, corporation, trust, custodian, or another entity) if by reason of any contract, understanding, or relationship he/she obtains or may obtain benefits substantially equivalent to those of ownership. An Access Person does not derive a beneficial interest by virtue of serving as a trustee or executor unless the person, or a member of his/her immediate family, has a vested interest in the income or corpus of the trust or estate. However, if a family member is a fee-paying client, the account will be managed in the same manner as that of all other Red Rocks clients with similar investment objectives.

If an Access Person believes that he/she should be exempt from the reporting requirements with respect to any account in which he/she has direct or indirect beneficial ownership, but over which he/she has no direct or indirect control in the management process, he/she should so advise the CO in writing, giving the name of the account, the person(s) or firm(s) responsible for its management, and the reason for believing that he/she should be exempt from reporting requirements under this Code.

5.2          On Becoming an Access Person

Any employee of Red Rocks who during the course of his/her employment becomes an Access Person, as that term is defined in sub-section 2.2 of this Code, must provide the CO with an Initial Securities Holdings Report no later than 10 days after the employee becomes an Access Person. This report must include the following information:

•      A list of securities, including the title, number of shares, and/or principal amount (if fixed income securities) of each covered security in which the Access Person had any direct or indirect beneficial interest or ownership as of the date the employee became an Access Person;

•                  The name of any broker, dealer or bank with whom the Access Person maintained an account, or in any other account in which securities were held for the direct or indirect benefit or ownership of the Access Person;

•                  The date the report is submitted to the CO by the Access Person.

5.3                               Quarterly Transaction Reports. Rule 204A-1 of the Advisers Act

Every Advisory Representative and/or Access Person must submit a Personal Securities Trading Report to the CO not later than 10 days after the end of each calendar quarter listing all securities transactions executed during that quarter in the Access Person’s brokerage account(s) or in any account(s) in which the Access Person may have any direct or indirect beneficial interest or ownership. The quarterly Personal Securities Trading Report must contain the following information:

•                  The date of each transaction, the name of the covered security purchased and/or sold, the interest rate and maturity date (if applicable), the number of shares and/or the principal amount of the security involved.

•                  The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition).

•                  The price at which the covered security was effected.

•                  The name of the broker, dealer or bank through whom the transaction was effected.

•                  In addition to the securities transaction data, the report will contain representations that the Advisory Representative (i) during the period, has not purchased or sold any securities not listed on the report; (ii) has not opened a securities brokerage account during the period which has not been reported to Red Rocks, and (iii) agrees to notify Red Rocks if he/ she opens a personal securities account which has not otherwise been disclosed to Red Rocks.

•                  The date the report is submitted to the CO by the Advisory Representative and/or Access Person. (Note: The report must be submitted to the CO within 10 calendar days following the end of the quarter.)

Following submission of the Personal Securities Trading Report, the CO will review each report for any evidence of improper trading activities or conflicts of interest by the Advisory Representative and/or Access Person. After careful review of each report, the CO will sign and date the report attesting that he/she conducted such review. Quarterly securities transaction reports are to be maintained by the CO in accordance with the records retention provisions of Rule 204-2(e) of the Advisers Act.

5.4                               Annual Securities Holdings Report

Every Access Person must submit an Annual Personal Securities Holdings Report to the CO listing all covered securities held by the Access Person as of December 31 of each year. The report must be submitted not later than 10 calendar days following year-end and must be current as of a date no more than 30 days before the report is submitted. The Annual Personal Securities Holding Report must contain the following information:

•                  The title, number of shares and principal amount (if fixed income securities) of each covered security in which the Access Person had any direct or indirect beneficial ownership interest or ownership;

•                  The name of any broker, dealer or bank with whom the Access Person maintains an account in which any covered securities are held for the direct or indirect benefit of the Access Person; and

•                  The date the annual report is submitted by the Access Person to the CO.

Following submission of the Annual Personal Securities Holding Report, the CO will review each report for any evidence of improper trading activities or conflicts of interest by the Access Person. After careful review of each report, the CO will sign and date the report attesting that he/she conducted such review.

In addition to the reporting provisions of sub-sections 5.3 and 5.4, above, Access Persons will be required annually read and sign Red Rocks’ Code of Conduct regarding employee securities transactions.

6.                                      Reports of Associates’ Securities Trades in Accounts with Broker/Dealers

All Associates of Red Rocks having account(s) with any broker/dealer must ensure that the account(s) are established so that duplicate copies of trade confirmations and monthly account statements are submitted directly to Red Rocks by the broker/dealer. Notwithstanding the fact that an Associate may have an account with a broker/dealer, all securities transactions in the Associate’s account with that broker/dealer must be executed through the trading desk of Red Rocks.

In lieu of manually listing each securities transaction on the Personal Securities Trading Report, an Associate may affix (staple) copies of trade confirmations received during that quarter to his/her report.

7.                                      Negative Reports

Although the Rule 204A-1 and Rule 17j-1 do not require negative reports, it is the policy of Red Rocks that Personal Securities Trading Reports be submitted quarterly by all associated persons whether or not securities transactions have occurred in their accounts during the period. Those associates having no securities transactions to report must indicate this fact in his/her quarterly report. The report must then be dated, signed and submitted to the CO for review.

8.                                      Personal Securities Transactions and Insider Trading

In 1989, Congress enacted the Insider Trading and Securities Enforcement Act to address the potential misuse of material non-public information. Courts and the Securities and Exchange

Commission currently define inside information as information that has not been disseminated to the public through the customary news media; is known by the recipient (tippee) to be non-public; and has been improperly obtained. In addition, the information must be material, e.g. it must be of sufficient importance that a reasonably prudent person might base his/her decision to invest or not invest on such information.

The definition and application of inside information is continually being revised and updated by the regulatory authorities. If an Associate of Red Rocks believes he/she is in possession of inside information, it is critical that he/she not act on the information or disclose it to anyone, but instead advise the CO, or a principal of Red Rocks accordingly. Acting on such information may subject the Associate to severe federal criminal penalties and the forfeiture of any profit realized from any transaction.

Although this section is included under the provisions of this Code, it is, in fact, a separate set of procedures required under Section 204A of the Advisers Act and is included in Red Rocks’ Compliance Manual as Exhibit 1. All Associates of Red Rocks are required to read and acknowledge having read such procedures annually. In addition to the above procedural requirements, Associates are subject to the following restrictions in managing their personal investments and in dealing with clients of Red Rocks:

9.                                      Options

Transactions in put or call options are subject to the same criteria as those for the underlying securities.

10.                               Dealings with Clients

No Associate may directly or indirectly purchase from or sell to a client of Red Rocks any security, unless the transaction is pre-approved in writing by the CO. Associates of Red Rocks are prohibited from ever holding customer funds or securities or acting in any capacity as custodian for a client account. Moreover, Associates are prohibited from borrowing money or securities from any Red Rocks client and from lending money to any Red Rocks client, unless the client is a member of the Associates immediate family and the transaction has been approved in writing by the CO.

11.                               Orders Contrary to the Selection Guidelines Buy/Sell Categories

If there is a client order pending execution that is contrary to the Research Department’s Buy/Sell category, a similar transaction may not be entered/executed by an Associate until the client’s order has been filled.

12.                               Margin Accounts

While brokerage margin accounts are discouraged, an Associate may open or maintain a margin account with a brokerage firm with whom the Associate has maintained a regular brokerage account for a minimum of six months. This provision may be waived by the CO upon written request by the Associate.

13.                               Initial Public Offerings

Associates are not permitted to subscribe to or purchase IPOs, including “new issues” (as defined below) without the prior written approval from the CO.  “New issues” are defined under NASD Rule of Conduct 2790 as securities that are part of an issuer’s initial public distribution of new equity securities.

14.                               Limited Offerings

No Associate shall purchase any Limited Offering, unless prior written approval has been obtained from the CO.

15.                               Short Sales

Red Rocks may engage in short selling in accordance with the PPM of the Fund. Short sales executed by Associates must also comply with the other applicable trading restrictions of this Code.

16.                               Bonds (Corporate and Municipal)

Purchases and sales of $200,000 or greater, by Associates in their personal accounts of a single bond issue shall not be executed prior to the completion of all client orders pending in the same bond.

17.                               Other Restricted Activities Applicable to All Associates of Red Rocks

17.1                        Outside Business Interests

An Associated Person who seeks or is offered a position as an officer, trustee, director, or is contemplating employment in any other capacity in an outside enterprise is expected to discuss such anticipated plans with Red Rocks’ CO prior to accepting such a position. Information submitted to the CO will be considered as confidential and will not be discussed with the Associate’s prospective employer without the Associate’s permission.

Red Rocks does not wish to limit any Associate’s professional or financial opportunities, but needs to be aware of such outside interests so as to avoid potential conflicts of interest and ensure that there is no interruption in services to our clients. Understandably, Red Rocks must also be concerned as to whether there may be any potential financial liability or adverse publicity that may arise from an undisclosed business interest by an Associate.

17.2                        Personal Gifts

Personal gifts of cash, fees, trips, favors, etc. of more than a nominal value to Associates of Red Rocks are discouraged. Gratuitous trips and other favors whose value may exceed $100 should be brought to the attention of the CO.

17.3                        Use of Source Material

Investment related materials (research reports, investment summaries, etc.) written by Associated Persons of Red Rocks for distribution outside of the company or available to outside parties should be original information and, if appropriate, include proper reference to sources. It is not necessary to reference publicly available information. However, any investment related material referencing Red Rocks or bearing Red Rocks’ name or logo must first be submitted to the CO prior to presentation to outside parties.

17.4                        Communications with Clients through Radio, Television and Other Media

Associates of Red Rocks are encouraged to participate in lectures, seminars, and media appearances where the purpose of such communications is to provide investment advice or explain the services offered through Red Rocks. However, the Associate must submit to the CO for approval, prior to presentation, an outline of any speech or lecture to members of the general public which discusses investments in general or specific securities currently recommended by Red Rocks.

Associates making appearances on radio or television programs as representatives of Red Rocks are prohibited from recommending any specific security, unless such security is currently on Red Rocks’ list of approved investments. In situations where an Associate is asked his/her opinion on the investment merits of a security not on Red Rocks’ recommended list, the Associate should make it clear to the audience that any opinion given is his/her own and not necessarily that of Red Rocks.

18.                               Promulgation, Execution and Distribution of the Code

The Managing Members of Red Rocks have read and approved this Code of Conduct/Ethics regarding personal securities trading by Access Persons/Associates of Red Rocks. In addition to having approved this Code, the Board agrees to review at least annually the provisions of this Code which may require periodic revisions, clarifications, or up-dating so as to comply with the provisions of the Investment Advisers Act, the Investment Company Act and SEC interpretations thereof with respect to personal securities trading by Access Persons or Associates.

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19.                               Acknowledgment of Receipt of Code of Conduct/Ethics

Access Person/Associate Of Red Rocks Capital LLC

I have read the above Code of Conduct of Red Rocks regarding personal securities trading and other potential conflicts of interest and agree to comply with the provisions therein.

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